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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS




We consent to the references to our firm under the captions "Financial Highlights" for the John Hancock Investors Trust in the John Hancock Investors Trust Auction Preferred Shares prospectus and "Independent Auditors" and "Financial Statements" in the John Hancock Investors Trust Statement of Additional Information and to the incorporation by reference in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-2, No. 333-108637) of our report dated February 7, 2003, on the financial statements and financial highlights in the Annual Report to the Shareholders for the year ended December 31, 2002, of the John Hancock Investors Trust for the registration of its Auction Preferred Shares.



                                   /s/  ERNST & YOUNG LLP


Boston, Massachusetts
October 23, 2003